Exhibit 2.1

DESCRIPTION OF SECURITIES

Authorized Share Capital

Our authorized share capital is US$3,000,000,000.00 divided into 833,333,333.33 shares of a par value of US$3.6 each, comprising (a) 831,833,333.33 class A ordinary shares of a par value of US$3.6 each (the “Class A Ordinary Shares”) and (b) 1,500,000 class B ordinary shares of a par value of US$3.6 each (the “Class B Ordinary Shares”). As of April 20, 2026, 19,823,627 Class A Ordinary Shares and 1,334 Class B Ordinary Shares were issued and outstanding.

The following is a summary of material provisions of our second amended and restated memorandum and articles of association currently in effect (the “Amended and Restated Memorandum and Articles of Association”), as well as the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entirety of our fourth amended and restated memorandum and articles of association, which is being filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2025.

Ordinary Shares

General

On January 10, 2025, the shareholders of the Company approved and adopted an amended and restated memorandum and articles of association, which changed the authorized issued share capital of the Company from US$30,000,000.00 divided into 10,000,000,000 shares of par value of US$0.003 each, to US$30,000,000.00 divided into 10,000,000,000 shares of a par value of US$0.003 each, consisting of (i) 9,982,000,000 class A ordinary shares and (ii) 18,000,000 class B ordinary shares each. Each class A ordinary share is entitled to one (1) vote and each class B ordinary share is entitled to twenty (20) votes. In connection with the re-designation of our authorized capital, all of the then outstanding and issued outstanding ordinary shares were converted into class A ordinary shares on a one-for-one basis.

On September 24, 2025, the Company’s shareholders voted and approved at the annual general meeting that the Company shall undertake an up to 100 for 1 share consolidation of the issued and unissued shares of the Company (the “Range”), such that (i) every up to one hundred (100) class A ordinary shares of a par value of US$0.003 each be consolidated into one (1) class A ordinary share with a par value of not more than US$0.3 each, and (ii) every up to one hundred (100) class B ordinary shares of a par value of US$0.003 each be consolidated into one (1) class B ordinary share with a par value of not more than US$0.3 each (the “Share Consolidation”), with the exact ratio to be set at a whole number within the Range to be determined by the board of directors of the Company in its sole discretion and such Share Consolidation to be further implemented and effected by the board of directors of the Company. The board of directors of the Company has further resolved to implement a one hundred (100)-for-one (1) share consolidation of its issued and unissued ordinary shares, par value US$0.3 per share.

On December 22, 2025, the Company held an extraordinary general meeting of shareholders at which our shareholders approved to increase the Company’s authorized share capital from US$30,000,000.00 divided into 100,000,000 shares of a par value of US$0.3 each, comprising (a) 99,820,000 class A ordinary shares of a par value of US$0.3 each and (b) 180,000 class B ordinary shares of a par value of US$0.3 each, to US$3,000,000,000.00 divided into 10,000,000,000 shares of a par value of US$0.3 each, comprising (a) 9,982,000,000 class A ordinary shares of a par value of US$0.3 each and (b) 18,000,000 class B ordinary shares of a par value of US$0.3 each, by the creation of additional 9,882,180,000 class A ordinary shares and 17,820,000 class B ordinary shares, with immediate effect (the “Share Capital Increase”). In conjunction with this comprehensive Share Capital Increase, the shareholders granted explicit discretionary authority to the board of directors to implement one or more share consolidations of our ordinary shares over a period of up to two years from the date of the meeting. Under this authorization, the board of directors is empowered to determine the exact timing, implementation, and specific consolidation ratios at its absolute discretion, provided that the cumulative consolidation ratio across all such actions shall not exceed 3000:1, and any fractional shares resulting from such consolidations will be rounded up to the nearest whole share to facilitate administrative efficiency.

On December 24, 2025, the board implemented a share consolidation with the exact ratio as twelve (12)-for-one (1) whereby every twelve (12) class A ordinary shares of a par value of US$0.3 each be consolidated into one (1) class A ordinary share of a par value of US$3.6 of the Company and every twelve (12) class B ordinary shares of a par value of US$0.3 each be consolidated into one (1) class B ordinary share of a par value of US$3.6 of the Company.

All of our issued and outstanding ordinary shares are issued credited as fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members.

Dividends

The holders of our ordinary shares, are entitled to such dividends as may be declared by our board of directors, subject to Cayman Islands law, the Companies Act and the Amended and Restated Memorandum and Articles of Association. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

- the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

- whether voting rights are attached to the share in issue;

- the date on which the name of any person was entered on the register as a member; and

- the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against their name in the register of members. The shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members was made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Voting Rights

Each Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to 20 votes on all matters subject to vote at general meetings of the Company. A resolution put to the vote of the meeting shall be decided on a poll. A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of the Amended and Restated Memorandum and Articles of Association relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the members present shall be a quorum.

Although not required by the Companies Act or the Amended and Restated Memorandum and Articles of Association, we expect to hold general meetings annually and such meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 1/3 in par value of our issued shares that carry the right to vote at general meetings. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors do not within 21 days from the date of the deposit of the Shareholders’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period. Advance notice of at least 10 days is required for the convening of our annual general meeting and other general meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and the Amended and Restated Memorandum and Articles of Association. A special resolution will be required for important matters such as change of name or making further changes to the memorandum and articles of association of our company.

Transmission of ordinary shares

If a member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognized by the Company as having any title to the deceased member’s shares. The estate of a deceased member is not thereby released from any liability in respect of any share, for which the member was a joint or sole holder.

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such share or to have some person nominated by them registered as the holder of such share. If they elect to have another person registered as the holder of such share they shall sign an instrument of transfer of that share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a member (or in any other case than by transfer) shall be entitled to the same dividends, other distributions and other advantages to which they would be entitled if they were the holder of such share. However, they shall not, before becoming a member in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the share (but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Amended and Restated Memorandum and Articles of Association) the directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

Liquidation

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up: (a) if the assets available for distribution amongst the members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the par value of the shares held by them; or (b) if the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Calls on ordinary shares and Forfeiture of Ordinary Shares

Subject to the terms of the allotment and issue of any shares, the directors may make calls upon the members in respect of any monies unpaid on their shares (whether in respect of par value or premium), and each member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. If a call or instalment of a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Companies Act, and, where applicable, the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the member or the Company. The redemption of such shares shall be effected in such manner and upon such other terms as may be determined by the directors before the issue of the shares. We may also our own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (save for the memorandum and articles of association, register of mortgages and charges, and the special resolutions passed by shareholders) or to obtain copies of the register of members of these companies. Under Cayman Islands law, the names of current directors of our Company can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. See “Where You Can Find Additional Information.”

Changes in Capital

We may from time to time by ordinary resolution:

●	increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

●	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Amended and Restated Memorandum and Articles of Association or into shares without par value; and

●	cancel any shares which, at the date of the passing of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Preferred Shares

Subject to the provisions, if any, in the Amended and Restated Memorandum and Articles of Association (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law, and without prejudice to any rights attached to any existing shares, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the Amended and Restated Memorandum and Articles of Association) vary such right.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Takeover Provisions

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Representative Warrant

Upon the closing of the JWAC IPO, JWAC issued to I-Bankers a five-year warrant to purchase shares of JWAC Common Stock, equal to 3.0% of the shares issued in the JWAC IPO (“Representative Warrants”). The exercise price of Representative Warrants is $12.00 per share. The Representative Warrants shall be exercisable, in whole 414,000 or in part, for cash or on a cashless basis, commencing the later of December 9, 2022, and the Closing of the Business Combination and terminating on December 9, 2026.

The Representative Warrants grant to its holders demand and “piggy-back” registration rights for periods of five and seven years from December 9, 2021. JWAC will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or JWAC’s recapitalization, reorganization, merger, or consolidation.

At the Closing of the Business Combination, all of the Representative Warrants have been exchanged for a substantially similar warrant to purchase an equal number of our Class A Ordinary Shares on the same terms and conditions as the original warrant.

GT Warrant

At the Closing of the Business Combination, all of GT Warrants have been exchanged for a substantially similar warrant to purchase an equal number of our Class A Ordinary Shares on the same terms and conditions as the original warrant, exercisable at $2.00 per share for five years.